Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-127812 on Form S-8 of NiSource Inc., of our report dated March 30, 2011, relating to the financial statements appearing in the Annual Report on Form 11-K of the NiSource Inc. Employee Stock Purchase Plan for the year ended December 31, 2010.
/s/DELOITTE & TOUCHE LLP
Columbus, Ohio
March 30, 2011